UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Quaker Investment Trust
(Name of Registrant As Specified In Its Charter)

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QUAKER INVESTMENT TRUST

QUAKER STRATEGIC GROWTH FUND

1180 W. SWEDESFORD ROAD, SUITE 150
BERWYN, PA 19312

________________________
INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISER

This Information Statement is being mailed on or about January 30, 2016 to shareholders of record as of October 31, 2016 (the “Record Date”).

The Information Statement is being provided to shareholders of the Quaker Strategic Growth Fund (the “Fund”), a series of Quaker Investment Trust (the “Trust”) to inform Fund shareholders about a recent change related to the Fund’s sub-advisory arrangement.  The change was approved by the Trust’s Board of Trustees (the “Board”) on the recommendation of the Fund’s investment manager, Quaker Funds, Inc. (the “Adviser”), without shareholder approval as is permitted by any order of the U.S. Securities and Exchange Commission (the “SEC”).

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
THIS INFORMATION STATEMENT
This Information Statement is available at
www.quakerfunds.com/literature/reports.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Adviser is the investment manager to each series of the Trust, including the Fund. The Adviser employs a “manager of managers” arrangement in managing certain assets of the Trust. This permits the Adviser, subject to approval by the Board, to hire, terminate, or replace sub-advisors unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisers, without shareholder approval. Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund. In order to use the “manager of managers” authority discussed above, the Adviser and the Trust requested and received an exemptive order from the SEC on October 17, 2006 (the “SEC Order”). The SEC Order exempts the Adviser and the Trust from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new sub-advisory agreements on behalf of the Trust without shareholder approval. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Adviser (the “Independent Trustees”), at an in-person meeting held September 15, 2016 (the “Meeting”), the Board approved a sub-advisory agreement (the “Sub-advisory Agreement”) between the Adviser and Los Angeles Capital Management and Equity Research, Inc.  (“LA Capital”), under which LA Capital would serve as a sub-adviser to the Fund, replacing DG Capital Management, Inc. (“DG Capital”), effective November 1, 2016.

The sub-advisory agreement between the Adviser and DG Capital, the Fund’s prior sub-adviser, was terminated on October 31, 2016.

The Trust and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-adviser, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding LA Capital and the Sub-advisory Agreement.

THE INVESTMENT MANAGER

The Adviser is located at 1180 W. Swedesford Road, Suite 150, Berwyn, PA 19312. The Adviser is registered as an investment adviser with the SEC under the Investment Advisors Act of 1940 (the “Advisors Act”).

The Adviser provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated May 3, 2005, as amended, between the Trust and the Adviser (the “Management Agreement”). The Management Agreement was last approved by a vote of shareholders of the Fund on May 3, 2005. The Trust employs the Adviser to generally manage the investment and reinvestment of the assets of the Fund. In so doing, the Adviser may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Adviser continuously reviews and supervises the investment program of the Fund. The Adviser furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Adviser has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Adviser to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisers, and to monitor the sub-advisers’ compliance with the Fund’s investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Adviser pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

Pursuant to the Management Agreement, the Adviser is entitled to receive, on a monthly basis, an annual advisory fee of 0.87% of the Fund’s average daily net assets.

For the fiscal year ended June 30, 2016, the Fund paid the following management fees to the Adviser:

Management Fees
Accrued	Waived	Recouped	Total Paid
$1,537,363	$70,047	$0	$1,467,316

INFORMATION ABOUT THE SUB-ADVISER

LA Capital is a Delaware limited liability company with principal offices located at 11150 Santa Monica Boulevard, Los Angeles, CA 90025.  LA Capital is registered as an investment adviser with the SEC under the Advisers Act, and specializes in equity management. As of December 31, 2016, the firm had approximately $22.4 billion of assets under management. LA Capital is controlled by Thomas D. Stevens, Chairman and CEO, and Hal W. Reynolds, Chief Investment Officer.

The following table provides information on the principal executive officers and directors of LA Capital:

Name and Address*	Title and Principal Occupation
Thomas Dellwyn Stevens	Chairman, President, Principal
Hal William Reynolds	Chief Investment Officer, Board Member, Principal
Daniel Earle Allen	Director of Global Equities, Board Member, Principal
Stuart Kei Matsuda	Director of Trading, Board Member, Principal
Jennifer Elizabeth Reynolds	Chief Compliance Officer, Chief Financial Officer, Principal
* The principal mailing address of each individual is that of LA Capital’s principal offices as stated above.

Portfolio Managers

Thomas D. Stevens, CFA, Chairman and Principal, co-founded LA Capital in 2002. He is responsible for setting the firm’s strategic goals and is also an integral member of the firm’s Portfolio Management team. He has worked in investment management and has managed portfolios since 1976.

Daniel E. Allen, CFA, Director of Global Equities and Principal, joined LA Capital in 2009. He is responsible for developing global equity applications for clients and is a senior member of the Portfolio Management team and a member of the firm’s Investment Committee. Previously, he was with Wilshire Associates Incorporated and Wilshire Consulting Division from 1983 to 1989 and again from 1993 to 2009. He has worked in investment management since 1983 and has worked in equity management, private markets asset management and consulting.

Kristin J. Ceglar, CFA, Portfolio Manager, joined LA Capital in 2005. She is responsible for select client relationships and managing client accounts in accordance with LA Capital’s investment philosophy and process. Ms. Ceglar is a member of the firm’s Investment Committee and co-chair of the Portfolio Review Committee.

INFORMATION REGARDING THE SUB-ADVISORY AGREEMENT

The Sub-Advisory Agreement was approved by the Board at the Meeting for an initial term of two years to commence on the date on which the Adviser allocates Fund assets to LA Capital for management.  Thereafter, continuance of the Sub-Advisory Agreement will require annual approval by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and by the vote of a majority of the Trustees who are not parties to the Sub-Advisory Agreement or interested persons of any such party.  The Sub-Advisory Agreement is terminable without penalty (i) by the Adviser, if the termination is approved by the Board or by the vote of a majority of the outstanding voting securities of the Fund, upon 60 calendar days’ written notice to LA Capital, and (ii) by LA Capital upon 60 calendar days’ written notice.  The Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

The Sub-Advisory Agreement provides that LA Capital, among other duties, will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Fund in accordance with the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s prospectus.  LA Capital also will perform certain other administrative and compliance-related functions in connection with the management of the Fund’s assets.

The Sub-Advisory Agreement provides that the Adviser will compensate LA Capital at an incremental rate based on the Fund’s average daily net assets allocated to LA Capital by the Adviser, payable monthly.  The Adviser compensates LA Capital from the management fees that it receives from the Fund.  LA Capital generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments (including brokerage commissions and other charges) purchased or sold for the Fund.

BOARD EVALUATION AND APPROVAL OF A NEW SUB-ADVISORY AGREEMENT
At the Meeting, the Board approved LA Capital to replace DG Capital as sub-adviser to the Fund, and to begin managing assets for the Fund on November 1, 2016 in exchange for a sub-advisory fee of up to 0.40% of the Fund’s assets under management (compared to the sub-advisory fee of 0.75% that was paid by the Adviser to the Fund’s prior sub-adviser).  In evaluating the Adviser’s proposal to hire LA Capital, the Board considered and reviewed information about LA Capital, including its personnel, operations and financial condition, which had been provided by LA Capital. The Board also reviewed material furnished by the Adviser, including: a memorandum from the Adviser supporting the approval; a description of LA Capital’s proposed sub-advisory fees under the Sub-advisory Agreement; information concerning LA Capital’s organizational structure and the experience of its investment management personnel; a “due diligence” questionnaire describing various material items in relation to LA Capital personnel, organization and policies; copies of LA Capital’s Code of Ethics; and a copy of the Sub-advisory Agreement.

In considering such information and materials, the Independent Trustees received assistance and advice from and met separately with independent counsel.  The materials prepared by the Adviser specifically in connection with the approval of the Sub-advisory Agreement were sent to the Independent Trustees in advance of the Board meeting.  While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision.  This discussion of the information and factors considered by the Board is not intended to be exhaustive, but rather summarizes certain factors considered by the Board.  In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors.  In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services Provided by LA Capital to the Fund:  In considering the nature, extent and quality of the services to be provided by LA Capital, the Board reviewed the services to be provided by LA Capital pursuant to the Sub-Advisory Agreement, noting specifically that the Sub-Advisory Agreement contains substantially similar provisions to those in the prior sub-advisory agreement, except for the provisions relating to the fees. The Board reviewed materials provided by LA Capital regarding the experience and qualifications of personnel who will be responsible for managing the Fund. The Board also placed weight on the performance of a LA Capital composite (the “Composite”) that utilized the investment process and parameters that would be employed by LA Capital.  Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by LA Capital to the Fund and its shareholders and was confident in the abilities of LA Capital to provide quality services to the Fund and its shareholders.

Investment Performance of LA Capital:  The Board reviewed information on the performance of the Composite over various time periods against the Russell 1000 Growth Index.  The Board believed such information and analysis evidenced the potential benefits to the Fund of having LA Capital serve as its sub-adviser and the high quality of portfolio management services expected to be provided by LA Capital under the Sub-Advisory Agreement.

Costs of Services Provided and Profitability to be Realized and Extent of Economies of Scale to be Realized: In considering the appropriateness of the sub-advisory fees to be charged by LA Capital, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by LA Capital, as more fully described above. The Board noted that LA Capital’s sub-advisory fees are paid by the Adviser and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees to be paid by the Adviser to LA Capital were the product of arms-length negotiations between the Adviser and LA Capital, and the Board considered the allocation of the investment management fees charged to the Fund between the Adviser and LA Capital in light of the nature, extent and quality of the investment management services to be provided by the Adviser and LA Capital.  In particular, the Board was provided with a description of fees to be charged by LA Capital under the Sub-Advisory Agreement, which showed them to be significantly lower than the sub-advisory fees charged by the Fund’s former sub-adviser at the Fund’s current amount of assets under management.  The Board noted that these lower costs would be passed through to Fund shareholders.  The Board discussed the impact that the differences in fees would have on the Adviser’s profitability.  Based upon such facts, the Board believed that the fees to be charged by LA Capital under the Sub-Advisory Agreement were acceptable in relation to the services being provided.

The Board considered whether LA Capital would receive any fall-out benefits in connection with its relationship with the Fund, such as benefits relating to soft-dollar arrangements. Information about LA Capital’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Trustees also noted that economies of scale are shared with the Fund and its shareholders through sub-advisory fee breakpoints so that as the Fund grows in size, its effective sub-advisory fee rate declines.

Conclusions:  The Board noted that the recommendation to hire LA Capital as a sub-adviser to the Fund was made due to the pending retirement of the portfolio manager at DG Capital who was responsible for managing the Fund. The Board concluded, based on a consideration of all the factors in their totality, that the Sub-Advisory Agreement, including the sub-advisory fees, was fair, reasonable, and in the best interests of the Fund and its shareholders.

COMMISSIONS PAID TO AFFILIATED BROKERS

For the fiscal year ended June 30, 2016, the Fund did not pay any brokerage commissions to any affiliated brokers.

ADDITIONAL INFORMATION ABOUT QUAKER STRATEGIC GROWTH FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

Foreside Fund Services, LLC, located at 3 Canal Plaza, Suite 100, Portland, ME 04101, serves as distributor and principal underwriter for the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 North River Center Drive, Suite 302, Milwaukee, WI  53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semi-annual report are available on request, without charge, by writing to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI  53201 or by calling 1-800-220-8888.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.

As of October 31, 2016, the total shares outstanding of each Class of the Fund were:

Share Class	Shares Outstanding
Class A	2,140,626.91
Class C	650,665.28
Institutional Class	343,201.36

In addition, as of December 31, 2016, the following shareholders were considered to be either a control person or principal shareholder of the Fund:

Strategic Growth Fund

Class	Registration	% of Shares	Record or Beneficial
Class A	Charles Schwab & Co. Inc. Special Custody Acct for the Benefit of Customers 211 Main Street San Francisco, CA 94105-1905	27.00%	Record
	National Financial Services, LLC For the Exclusive Benefit of our Customers Attn: Mutual Funds Dept. 4th Floor 499 Washington Blvd. Jersey City, NJ 07310-2010	21.57%	Record
	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	8.24%	Record
	MG Trust Company 717 17th Street, Suite 1300 Denver, CO 80202-3304	5.30%	Record
Class C	National Financial Services, LLC For the Exclusive Benefit of our Customers Attn: Mutual Funds Dept. 4th Floor 499 Washington Blvd. Jersey City, NJ 07310-2010	16.68%	Record
	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	13.60%	Record
	First Clearing LLC Special Custody Account for the Exclusive Benefit of Customer 2801 Market Street Saint Louis, MO 63103-2523	7.84%	Record

Institutional Class	LPL Financial Omnibus Customer Account 4707 Executive Dr. San Diego, CA 92121-3091	36.86%	Record
	Wells Fargo Clearing Services Special Custody Account for the Exclusive Benefit of Customer 2801 Market Street Saint Louis, MO 63103-2523	14.78%	Record
	National Financial Services, LLC For the Exclusive Benefit of our Customers Attn: Mutual Funds Dept. 4th Floor 499 Washington Blvd. Jersey City, NJ 07310-2010	14.46%	Record
	Charles Schwab & Co., Inc. Special Custody Account for the Benefit of Customers 211 Main Street San Francisco, CA 94105-1905	5.17%	Record

As of December 31, 2016, all Trustees and Officers of the Fund as a group owned beneficially or of record less than 1% of the outstanding securities of any class of the Fund, except as follows:

Class	Ownership
Institutional Class	3.01%

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by writing to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI  53201 or by calling 1-800-220-8888.  Such copies will be delivered promptly upon request.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting the Fund at the same address or telephone number.